UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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GAS NATURAL INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Christopher J. Hubbert, Esq.

Kohrman Jackson & Krantz LLP

1375 East Ninth Street, 29th Floor

Cleveland, Ohio 44114

216-696-8700

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This filing relates to the agreement and plan of merger entered into by Gas Natural Inc. (the “Company”) to be acquired by FR Bison Holdings, Inc. (“Parent”) through its wholly-owned subsidiary, FR Bison Merger Sub, Inc. (“Merger Sub”). Parent and Merger Sub are affiliates of First Reserve Energy Infrastructure Fund II, L.P. (“First Reserve”) and were formed by First Reserve in order to acquire the Company. Subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into the Company (the “merger”) and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent. On November 9, 2016, the Company held its third quarter earnings call for investors during which the Company discussed the merger. The following is a copy of the transcript of that call:

Gas Natural, Inc. Third Quarter 2016 Earnings Call November 9, 2016

Operator: Greetings and welcome to the Gas Natural Inc. Third Quarter 2016 Financial Results. At this time all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder this conference is being recorded.

I would now like to turn the conference over to your host, Deborah Pawlowski, Investor Relations for Gas Natural. Thank you, Ms. Pawlowski. You may begin.

Deborah Pawlowski: Thanks Doug, and good afternoon everyone. On the call today with me are Gregory Osborne, our President and Chief Executive Officer; Jim Sprague, our Vice President and Chief Financial Officer; Kevin Degenstein, our Chief Operating and Chief Compliance Officer; as well as Ryan Shockley, Managing Director with First Reserve. Gregory and Jim are going to review the results of the quarter and year-to-date period and talk about our outlook.

You should have a copy of the financial results that were released this morning, and if not, you can access it on our website at www.egas.net.

As you're aware, we may make some forward-looking statements on this call during the formal discussions as well as during the Q&A. These statements apply to future events that are subject to risks and uncertainties as well as other factors that could cause actual results to differ materially from what is stated on today's call. These risks and uncertainties and other factors are provided in the earnings release as well as with other documents filed by the company with the Securities and Exchange Commission. These documents can be found on the company’s website or at www.sec.gov.

I also want to point out that during today's call, we will discuss some non-GAAP measures which we believe will be useful in evaluating our performance. You should not consider the presentation of this additional information in isolation or as a substitute for results prepared in accordance with GAAP. We have provided reconciliations of comparable GAAP to non-GAAP measures in the tables accompanying today's earnings release.

With that, let me turn it over to you, Gregory, to begin.

Gregory Osborne: Thank you, Deb, and good afternoon everyone. I appreciate your time today and your interest in Gas Natural. We at Gas Natural have passed a major juncture in our development as a growing natural gas utility. First, we have many legal and regulatory matters and a proxy fight behind us. Second, we have our new organizational structure and refinancing in place. Finally, we have agreed to be acquired by First Reserve Energy, which enables us to execute our strategy to become a leader in the natural gas utility industry. But of greater significance, we continue to grow. In fact, in the quarter we added about 400 customers.

Let’s first talk about the merger agreement we executed in October. Our Board carefully evaluated First Reserve’s offer and eventually concluded that it provided a great opportunity for all of our stakeholders. This includes our customers, our employees and our regulators, as well as our shareholders. First Reserve is a global private equity and infrastructure investment firm focused exclusively on energy. Gas Natural provides a solid foundation from which they can expand their holdings in natural gas utilities. They are long-term investors whose interests are in sync with ours. We are clearly aligned in our focus on safety and service and expanding the availability of clean, reliable and affordable energy to a growing customer base.

We are currently in a go-shop period that ends on the 22nd of this month. If we do not receive an offer that our Board considers superior, then we will move forward, requesting regulatory approval and asking our shareholders to support the transaction. The transaction is not likely to be completed until the second half 2017. In the meantime, we will continue to execute our strategy and provide our customers with the highest level of service.

I will now turn it over to Jim to more fully review the financial details. Jim?

James Sprague: Thank you Gregory and good afternoon everyone. Thank you for joining us today. As Gregory mentioned, we added about 400 new customers in the quarter. This helped drive a modest increase in full-service distribution throughput. Unfortunately, this was offset by the significant decline in the paper industry that caused us to lose customers in Maine.

Gas Natural, Inc. Third Quarter 2016 Earnings Call November 9, 2016

Revenue was up about 2% from higher natural gas sales by our Marketing and Production segment to our former Wyoming utility operation. Gross margin was down about $200,000, or 4%, from last year’s third quarter. The increase in customers was not quite enough to offset the loss of those paper industry customers previously mentioned.

Operating expenses were comparable between the quarters. In the 2016 quarter the elimination of $200,000 of costs from the divestitures offset higher IT related costs and expenses associated with the First Reserve merger process. Last year’s quarter had higher atypical regulatory and other expenses.

The roughly $300,000 increase in operating loss for the third quarter this year was a direct result of lower gross margin. Below the operating income line, last year’s third quarter was negatively impacted by the loss we recognized on the sale of a facility while this year’s quarter benefited from an R&D tax credit and a favorable change in our state tax rate. Combined, these tax items resulted in about a $500,000 benefit.

Loss from Continuing Operations improved $0.5 million to $1.8 million compared with $2.3 million last year.

For the year-to-date period, the $3.1 million decline in operating income to about $600,000 was a direct result of a $2.1 million impact on margin from weather, a $1.7 million impact on margin from the loss of the paper mills, and $500,000 lower margin from the divestitures. This was offset by an increase in new customers and increased throughput to existing customers.

Turning to the balance sheet and cash flow statement, our cash balance at the end of September was up about $1.8 million from the end of 2015. While cash from operating activities was down $1.7 million year-to-date from lower income, capital expenditures were about $2.5 million lower. Capital expenditures to date were $5.8 million and included approximately $1.9 million for our new ERP system. We have budgeted approximately $1.3 million in cap ex for the fourth quarter, which includes ongoing construction activities that support expansion and maintenance of our utility infrastructure.

As Gregory mentioned, in October we announced our new credit facility. With the refinancing we now have a $50 million 4.23% fixed-rate, senior unsecured 12-year term note due October 2028 held by TIAA-CREF and a $42 million unsecured revolving credit facility held by Bank of America with a five-year maturity due October 2021. This facility incurs a variable rate of interest on a grid structure based on our leverage ratio.

The refinancing has consolidated and simplified our debt and expands our borrowing capacity. Given the timing so close to quarter end, debt balances outstanding at September 30, 2016 were classified to reflect the terms of the new credit facilities on a pro forma basis. Notes payable and balances drawn against our line of credit were $56.9 million at September 30, 2016.

With that summary, let me turn the call back to Gregory. Gregory?

Gregory Osborne: Thank you, Jim. Looking forward, in addition to advancing our merger with First Reserve, operationally we will continue growing our customer base and throughput in our four operating regions. We’ll leverage our scale in Montana and Ohio while making investments in the relatively unpenetrated North Carolina and Maine natural gas markets. In fact, we are stepping up business development in Maine and North Carolina. We have already secured new customer contracts which we expect will drive future revenue. We expect to be filing rate cases in Montana and Ohio to improve our rate structures, to include specialty structures such as weather normalization clauses, and at the same time, we have continuous efforts to improve productivity and reduce our cost structure.

With a quarter left to go, we can chalk up 2016 as a year of significant progress. We believe we have passed the inflection point and can grow the business and improve financial results, and we think we have the right strategy and resources to do that.

Now let's open up the line for any questions.

Gas Natural, Inc. Third Quarter 2016 Earnings Call November 9, 2016

Operator: Thank you. Ladies and gentlemen at this time we will be conducting a question-and-answer session. If you would like to ask a question you may press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key. One moment while we poll for questions.

Our first question comes from the line John Bair of Ascend Wealth Advisors. Please proceed with your question.

John Bair: Thank you. Greg—how are you all? Wondering, you’ve got a couple of weeks left here on that go-shop. Just wondering, I’m assuming that, given the announcement and so forth, most of that has probably already been done and if there had been some competitive offers those would have been perhaps disclosed, so just wondering where you stand on that? Are you pursuing that or are you putting it out there and saying, “Somebody make us an offer.” A better offer, let’s put it that way.

Gregory Osborne: I appreciate the question. Obviously we’re running a process. I’m going to hand that over to Christopher Hubbert, our Corporate Counsel. Chris, please feel free to answer that question.

Christopher Hubbert: Yes, this is Christopher Hubbert at KJK. The company is currently in the go-shop period with Janney Montgomery and the period has not yet ended so we’re not really able to comment on the status of the process. However we will be filing a proxy statement that will provide some additional detail on that process and its outcome.

John Bair: Okay. So Janney is basically knocking on doors I guess is the way to look at it.

Christopher Hubbert: I think that’s a fair assessment.

John Bair: Okay. Okay, very good.

Gregory Osborne: Thank you, John.

James Sprague: Thank you, John.

Operator: Our next question comes from the line of Greg Venit with Morgan Stanley. Please proceed with your question.

Greg Venit: Congratulations on all the hard work that you’ve done.

Gregory Osborne: Thank you, Greg.

Greg Venit: I’m trying to understand, are you saying that should we expect a communication from the Company sometime soon after November 22 to learn the outcome of the go-shop? You had mentioned that details are going to be in a proxy statement, but a proxy statement may be three months from now.

Christopher Hubbert: Again, this is Christopher Hubbert at KJK. The Company, pursuant to the terms of the merger agreement, intends to file the proxy statement shortly and it will provide preliminary information concerning the status of the go-shop. When a definitive proxy statement is filed and mailed to shareholders it will contain additional information regarding the go-shop period.

Gas Natural, Inc. Third Quarter 2016 Earnings Call November 9, 2016

Greg Venit: Usually proxies are something that we vote on, correct?

Christopher Hubbert: I apologize. Let me clarify.

Greg Venit: You mean an 8-K?

Christopher Hubbert: No. Of course, you’re right. The proxy card is the document that the shareholders will use to vote on the transaction, but it will be accompanied by a proxy statement which is a relatively lengthy document for this type of transaction. One of the portions of the proxy statement will talk about the background of the transaction and the Board’s rationale for entering into it. In that section there will be a discussion, not in great detail, but there will be a discussion of the go-shop process and the outcome of the go-shop process. So that information will be available to shareholders, sooner than three months in the future.

Greg Venit: Okay. Am I correct that on the 22nd or soon after, we would be notified whether there was a different offer?

Christopher Hubbert: Yes, I guess that’s a little bit of an open-ended question. If the Board receives an offer that the Board considers to be a superior offer, then I would certainly expect them to be communicating with the public.

In terms of just offers generally, that information will be included in the proxy statement and you’ll see that information in greater detail after the 22nd.

Greg Venit: Okay. So, I’m kind of curious. Did the Board think about just dissolving this company? You sold off an asset in Wyoming for two times book value I think, two years ago. There have been five or six takeovers of gas utility companies in the last 12 months, usually at premiums of roughly two times or more of book value. I think your book value right now is somewhere around $9, if I’m not mistaken. It looks like this transaction is priced at about 1.5 times the book value. Why not just dissolve the company? Why not sell Great Falls to Black Hills or Northwestern and sell Ohio to somebody else and realize the higher value?

Gregory Osborne: I appreciate the question, Greg. The Board has absolutely considered all types of alternative situations if you will, and we felt this offer, being a premium to our current price, was best for the shareholders.

Christopher Hubbert: Again, you’ll see additional analysis in the proxy statement regarding the Board’s process.

Greg Venit: Okay. On the weather-related topic, you mentioned that you’re applying for that in the state of North Carolina and in the state of Maine. I think last year was a disaster because it was warmer. Does Ohio allow you to apply for that? Why wouldn’t you apply for that in all jurisdictions?

Gregory Osborne: Actually we’ll be filing rate cases with weather normalization clauses in Ohio and Montana, not North Carolina and Maine. Kevin, feel free if you want to add to that.

Kevin Degenstein: Yes, thank you. This is Kevin. That is correct, Gregory. When you look at North Carolina and Maine they have rates that are not traditional rates. They are more fuel competitive and growth rates and therefore they function very well and are not as weather sensitive as typical traditional rate structures like Montana and Ohio. We’ll be looking to file in the future here shortly, both in Montana and Ohio, and we’ll look at items that help weather. Tools such as straight fixed, variable rates, decoupling, are used by a lot of the commissions today and are already accepted as good tools to bring good, safe service at stable utility and they minimize financial volatility. Our intent is to do that in Montana and Ohio.

Greg Venit: Okay. Great. Thanks for all the hard work in the last year. It seems like you guys have—well, nobody has to tell you, you guys have had a tough two years.

Gregory Osborne: Thank you.

Operator: There are no further questions in queue. I’d like to hand the call back over to Management for closing comments.

Gregory Osborne: Thank you, Doug. In closing, I’d like to thank you all for joining us this afternoon for our 2016 Third Quarter Earnings Teleconference. I’d also like to thank all of our employees for their dedicated hard work and commitment to Gas Natural’s long-term success. Finally, I’d like to thank our Board for their ongoing support and advice. We look forward to talking with all of you again. Thank you.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful day.

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable, and to take advantage of, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc.  Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects” “intends,” “plans,” “predicts,” “believes,” “may,” “will” and similar expressions.  Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed.  Factors that may affect forward-looking statements and the Company’s business generally include, but are not limited to the Company’s ability to complete the proposed transaction; any other proposals that may or may not arise during the “go shop” period; any event, change or circumstance that might give rise to the termination of the merger agreement; the effect of the announcement of the proposed transaction on the Company’s relationships with its customers, operating results and business generally; the risk that the proposed transaction will not be consummated in a timely manner; the failure to receive, on a timely basis or otherwise, approval of the merger, and the other transactions contemplated by the merger agreement, by the Company’s shareholders or the approval of government or regulatory agencies with regard to the merger; the failure of one or more conditions to the closing of the merger to be satisfied; risks arising from the merger’s diversion of management’s attention from our ongoing business operations; risks that the Company’s stock price may decline significantly if the merger is not completed the Company’s ability to successfully integrate the operations of the companies it has acquired and consummate additional acquisitions; the Company’s continued ability to make dividend payments; the Company’s ability to implement its business plan, grow earnings and improve returns on investment; fluctuating energy commodity prices; the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers; changes in the utility regulatory environment; wholesale and retail competition; the Company’s ability to satisfy its debt obligations, including compliance with financial covenants; weather conditions; litigation risks; and various other matters, many of which are beyond the Company’s control; the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission (the “SEC”); and other factors that the Company is currently unable to identify or quantify, but may exist in the future.  Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.

Additional Information and Where to find It:

This communication may be deemed to be solicitation material in respect of the merger of the Company and a subsidiary of First Reserve. In connection with the merger, the Company filed a preliminary proxy statement with the SEC on November 9, 2016, that contains important information about the proposed transaction and related matters. The Company intends to file additional relevant materials with the SEC, including a proxy statement in definitive form and will deliver a copy of the proxy statement to its shareholders.  Investors are urged to read the preliminary proxy statement and the definitive proxy statement and other relevant documents carefully and in their entirety when they become available because they will contain important information about the merger and related matters.  Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.egas.net or by writing to the Company’s Corporate Secretary at Gas Natural Inc., 1375 East 9th St., Suite 3100, Cleveland, Ohio 44114, or by calling the Company’s Corporate Secretary at (216) 202-1509.

Security holders also may read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in The Solicitation

The Company and its directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement filed with the SEC on June 20, 2016 in connection with its 2016 annual meeting of shareholders. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.